Exhibit 5.1

[A&L GOODBODY LETTERHEAD]

Jazz Pharmaceuticals plc

Fourth Floor,

Connaught House,

One Burlington Road,

Dublin 4,

Ireland

26 February 2016

Jazz Pharmaceuticals plc (the Company)

Dear Sirs

We act as Irish counsel for the Company, a public limited company incorporated under the laws of Ireland, in connection with the proposed registration by the Company of 2,792,872 ordinary shares of the Company, nominal value $0.0001 per share (the Ordinary Shares), pursuant to a Registration Statement on Form S-8 (the Registration Statement) to be filed by the Company under the Securities Act of 1933, as amended. The Ordinary Shares are issuable under the Jazz Pharmaceuticals plc 2011 Equity Incentive Plan (the 2011 Plan) and Jazz Pharmaceuticals plc Amended and Restated 2007 Non-Employee Directors Stock Option Plan (the 2007 Directors Plan) (together the Plans). The 2011 Plan was adopted by the Company under an Agreement and Plan of Merger and Reorganization dated 19 September 2011 by and among the Company, Jazz Pharmaceuticals, Inc., Jaguar Merger Sub Inc. and Seamus Mulligan.

In connection with this Opinion, we have reviewed copies of such corporate records of the Company as we have deemed necessary as a basis for the opinion hereinafter expressed. In rendering this opinion, we have examined, and have assumed the truth and accuracy of the contents of, such documents and certificates of officers of the Company and of public officials as to factual matters and have conducted such searches in public registries in Ireland as we have deemed necessary or appropriate for the purposes of this opinion but have made no independent investigation regarding such factual matters. In our examination we have assumed the truth and accuracy of the information contained in such documents, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

We have further assumed that none of the resolutions and authorities of the shareholders or directors of the Company upon which we have relied have been varied, amended or revoked in any respect or have expired and that the Ordinary Shares will be issued in accordance with such resolutions and authorities and the terms of the Plans.

We have assumed the absence of fraud on the part of the Company and its respective officers, employees, agents and advisers.

Having made such further investigation and reviewed such other documents as we have considered requisite or desirable, subject to the foregoing and to the within qualifications and assumptions, and provided that the Registration Statement, as finally amended, has become effective, we are of the opinion that the Ordinary Shares have been duly authorised and when issued in accordance with the Registration Statement, the Plans and the options or other equity awards granted or to be granted thereunder, will be validly issued, fully paid and not subject to calls for any additional payments (“non-assessable”).

In rendering this Opinion, we have confined ourselves to matters of Irish law. We express no opinion on any laws other than the laws of Ireland (and the interpretation thereof) in force as at the date hereof.

We hereby consent to the filing of this Opinion with the United States Securities and Exchange Commission as an exhibit to the Registration Statement.

Yours faithfully

/s/ A&L Goodbody

A&L Goodbody